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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (UNAUDITED)


                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                       --------------------
(IN THOUSANDS)                                           2000       1999       1999       1998         1997       1996        1995
                                                       ---------  ---------  ---------  ---------    ---------  ---------  ---------
EARNINGS
  Pretax income (loss) from continuing operations (1)  $ 782,228  $ 181,807  $ 344,573  $(187,563)   $ 258,640  $ 200,195  $  33,143
  Add: Fixed charges excluding capitalized interest       89,544     65,438     90,398     78,728       78,531     68,091     77,220
                                                       ---------  ---------  ---------  ---------    ---------  ---------  ---------

  Adjusted Earnings                                    $ 871,772  $ 247,245  $ 434,971  $(108,835)   $ 337,171  $ 268,286  $ 110,363
                                                       =========  =========  =========  =========    =========  =========  =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
  Interest expense including capitalized interest (2)  $ 126,958  $  97,586  $ 132,986  $ 119,703    $ 105,148  $  89,829  $  88,057
  Amortization of debt expense                             2,219      3,316      4,854      4,496        6,438      5,118      4,665
  Interest component of lease rental expenditures (3)      5,219      4,199      5,789      3,808        3,438      3,856      3,539
                                                       ---------  ---------  ---------  ---------    ---------  ---------  ---------

  Fixed charges                                          134,396    105,101    143,629    128,007      115,024     98,803     96,261
                                                       ---------  ---------  ---------  ---------    ---------  ---------  ---------

  Preferred stock requirements (4)                        25,234     16,713     24,788      2,905           --         --         --
                                                       ---------  ---------  ---------  ---------    ---------  ---------  ---------

  Combined fixed charges and preferred stock
     dividends                                         $ 159,630  $ 121,814  $ 168,417  $ 130,912    $ 115,024  $  98,803  $  96,261
                                                       =========  =========  =========  =========    =========  =========  =========

Ratio of earnings to fixed charges                          6.49       2.35       3.03         --(5)      2.93       2.72       1.15
                                                       =========  =========  =========  =========    =========  =========  =========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                 5.46       2.03       2.58         --(5)      2.93       2.72       1.15
                                                       =========  =========  =========  =========    =========  =========  =========


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(1)   Undistributed income of less-than-50%-owned affiliates is excluded.

(2) Apache has guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache is contingently liable, have not been included in the fixed charges for any of the periods shown above.

(3) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(4) Represents the amount of pre-tax earnings that would be required to cover preferred stock dividends.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $236.8 million and $239.7 million, respectively, due to the $243.2 million write-down of the carrying value of United States oil and gas properties.